Independent Auditors' Consent


To the Board of Trustees and Shareholders of Churchill Tax-Free Fund of Kentucky:

We consent to the use of our report dated February 18, 2000 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Transfer Agent, Custodian and Auditors" in the Statement of Additional Information.


KPMG LLP
 / s/KPMG LLP

New York, New York
April 24,2000